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EXHIBIT 99A.4

COMBINED STATEMENTS OF                  U S WEST COMMUNICATIONS GROUP
CASH FLOWS (UNAUDITED)
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
                                                      Quarter Ended
                                                        March 31,
Dollars in millions                                    1997     1996
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OPERATING ACTIVITIES
 Net income                                            $339     $328
 Adjustments to net income:
  Depreciation and amortization                         527      517
  Gain on sale of rural telephone exchanges             (18)      -
  Cumulative effect of change in accounting
   principle                                             -       (34)
  Deferred income taxes and amortization
   of investment tax credits                             18       24
 Changes in operating assets and liabilities:
  Restructuring payments                                (29)     (42)
  Postretirement medical and life costs,
   net of cash fundings                                 (10)     (44)
  Accounts receivable                                    82      109
  Inventories, supplies and other                       (34)     (48)
  Accounts payable and accrued liabilities              222       14
 Other - net                                             -       (19)
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Cash provided by operating activities                 1,097      805
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment        (400)    (640)
 Proceeds from sale of rural telephone
  exchanges                                               7       -
 Payments on disposals of property, plant and
  equipment                                              (7)      (7)
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Cash (used for) investing activities                   (400)    (647)
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FINANCING ACTIVITIES
 Repayments of short-term debt - net                   (429)     (79)
 Repayments of long-term debt                           (54)     (24)
 Dividends paid on common stock                        (237)    (234)
 Proceeds from issuance of common stock                  24       50
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Cash (used for) financing activities                   (696)    (287)
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CASH AND CASH EQUIVALENTS
 Increase (decrease)                                      1     (129)
 Beginning balance                                       80      172
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Ending balance                                          $81      $43
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